Exhibit 16.01

LETTER FROM GUMBINER SAVETT INC. TO THE SECURITIES AND EXHANGE COMMISSION DATED APRIL 6, 2018

April 6, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent accountant of Pulse Biosciences, Inc. (the “Company”) and, under the date of March 16, 2018, we reported on the Company’s consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes.  On April 6, 2018, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 6, 2018, captioned “Changes in Registrant’s Certifying Accountant” and we agree with the statements as they related to our firm being made by the Company. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Gumbiner Savett Inc.